Exhibit 10(o)
RETIREMENT AGREEMENT

This Retirement Agreement (this “Agreement”) is made and entered into this 7th day of November, 2008 by and between Southside Bank (the “Bank”), Southside Bancshares, Inc. (the “Company”), and B. G. Hartley (“Executive”).

WHEREAS, Executive currently serves as Chairman and Chief Executive Officer of the Company and the Bank; and

WHEREAS, Executive, the Bank and the Company are party to that certain Post Retirement Agreement, dated June 20, 2001, (the “Post Retirement Agreement”), pursuant to which Executive would be entitled to receive certain payments and benefits upon his retirement from the Company, including, among other things, continuing employment with the Bank; and

WHEREAS, the Bank, the Company and Executive wish to provide that upon Executive’s retirement from the Company, he similarly will retire from the Bank, and the parties wish to provide for certain payments and benefits upon such retirement or other separation from service; and

WHEREAS, in order to memorialize such payments and benefits, the Bank, the Company and Executive desire to terminate the Post Retirement Agreement, dated June 20, 2001, on the date first written above (the “Effective Date”) and to adopt this Agreement as of such Effective Date;

THEREFORE, in consideration of the mutual covenants and agreements described below, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Executive and the Company agree as follows:

1.           Termination of Post Retirement Agreement.  Executive’s Post Retirement Agreement, dated June 20, 2001, shall be terminated and shall have no further force or effect as of the Effective Date.

2.           Retirement. Upon the effective time of Executive’s voluntary resignation as an employee and officer of the Company (the “Retirement Date”), he similarly shall resign as an employee and officer of the Bank.  It is expected that, following the Retirement Date, Executive will remain on the board of directors of the Company and/or the Bank.

3.           Retirement Benefits.  In consideration of Executive’s promises and covenants contained in this agreement:

(a)           Other Benefits.  Executive shall be entitled to receive retirement and other benefits under such plans, programs, practices and policies then maintained by the Company relating to retirement or termination of employment, if any, as are applicable to Executive on the Retirement Date, subject to the terms and conditions of such plan, programs, practices and policies.

(b)           Retirement Payments. Upon Executive’s “separation from service,” as such term is defined under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”), whether such separation is by reason of Executive’s retirement, death or otherwise, the Company shall pay to Executive (or to Executive’s estate or beneficiary, as applicable, if Executive’s separation from service is due to death) a series of sixty payments (the “Retirement Payments”), payable in equal monthly amounts following Executive’s separation from service, pursuant to the following schedule:

Period following separation from service	Amount of monthly payment	Aggregate annual payment (5% annual increase)
Each of months 1-12	$20,833.33	$250,000
Each of months 13-24	$21,875.00	$262,500
Each of months 25-36	$22,969.00	$275,625
Each of months 37-48	$24,117.00	$289,406
Each of months 49-60	$25,323.00	$303,876

In the event of Executive’s death during such five-year payment period, the remaining Retirement Payments shall be paid to Executive’s estate or beneficiary, as applicable, in accordance with the normal payment schedule.

(c)           Six-Month Delay if Specified Employee.  Notwithstanding anything in this Agreement to the contrary, in the event that Executive is a “Specified Employee” (as defined below) at the time of his separation from service, then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes), the Retirement Payments that would otherwise be payable during the six-month period immediately following Executive’s separation from service will be accumulated and Executive’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of Executive’s death or the first day of the seventh month following Executive’s separation from service, whereupon the accumulated amount will be paid or distributed to Executive and the normal payment or distribution schedule for any remaining payments or distributions will resume.   For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Section 409A, provided, however, that, as permitted in Section 409A, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board of Directors or the Compensation Committee, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Agreement.

4.           Miscellaneous.

(a)           Assignment and Successors.  Neither the Executive, the Bank nor the Company may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other parties; provided that the Company and/or the Bank may assign its rights under this Agreement without the consent of Executive in the event that the Company and/or the Bank shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity.  This Agreement shall inure to the benefit of and be binding upon the Executive, the Company, the Bank, and their respective successors, executors, administrators, heirs and permitted assigns.

(b)           Waiver.  Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(c)           Severability.  If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(d)           Entire Agreement.  Except as provided herein, this Agreement contains the entire agreement among the Company and Executive with respect to the subject matter hereof and, from, and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof, including, without limitation, the Post Retirement Agreement.  Notwithstanding the foregoing, this Agreement shall not in any way be deemed to modify or amend that certain Deferred Compensation Agreement by and between Executive and the Bank, effective February 13, 1984, as amended June 28, 1990, December 15, 1994, November 20, 1995, December 21, 1999 and June 29, 2001 (the “Deferred Compensation Agreement”), or otherwise impact the payments or benefits to which Executive may be entitled to under the Deferred Compensation Agreement.

(e)           Choice of Law; Forum Selection.  The validity, interpretation and performance of this Agreement shall be governed by and controlled in accordance with the laws of the State of Texas, excluding said State’s choice of law rules.  The parties hereto voluntarily submit themselves to the jurisdiction of the state or federal district courts in the State of Texas which shall have exclusive jurisdiction over any case or controversy arising under or in connection with this Agreement, including with respect to an action to remedy any breach of or otherwise to enforce the terms and conditions of this Agreement.

(f)           Notices.  All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or three days after mailing if mailed, first class, certified mail (return receipt requested), postage prepaid:

To the Company:	Southside Bancshares, Inc.
1201 S. Beckham
Tyler, Texas 75701

To Executive:	B. G. Hartley
1929 McDonald Road
Tyler, Texas 75701

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(g)           Amendments and Modifications.  This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(h)           Construction.  Each party and his or its counsel have reviewed this Agreement and have been provided the opportunity to revise this Agreement and accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.  Instead, the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against either party.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Retirement Agreement as of the date first above written.

SOUTHSIDE BANCSHARES, INC.

By:	/s/ LEE R. GIBSON
Title:	Executive Vice President and Chief Financial Officer

SOUTHSIDE BANK

By:	/s/ LEE R. GIBSON
Title:	Executive Vice President and Chief Financial Officer

EXECUTIVE:

/s/ B. G. HARTLEY
B. G. Hartley

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